Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AgeX Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(1)	4,000,000	(2)	$ 0.731(3)	$2,924,000	(3)	$110.20 per $1,000,000	$322.22
Total Offering Amounts						$2,924,000			$322.22
Total Fee Offsets									-
Net Fee Due									$322.22

(1) The registration fee is calculated pursuant to Rules 457(c) and 457(h)

(2) Includes shares issuable directly or upon the exercise of stock options or in settlement of restricted stock units. Pursuant to Rule 416, this Registration Statement also includes an indeterminate number of shares of common stock that may be subject to issuance as a result of anti-dilution and other provisions of the Plan.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and the low prices per share of the Registrant’s common shares as reported on the NYSE American LLC as of a date (February 2, 2023) within five business days prior to the filing of this Registration Statement.